151 Farmington Avenue Hartford, Conn. 06156	Media Contact: T.J. Crawford 212-457-0583 crawfordt2@aetna.com
Investor Contact: Joe Krocheski 860-273-0896 krocheskij@aetna.com

News Release _________________________________________________________

AETNA REPORTS SECOND-QUARTER 2016 RESULTS

•	Net income (1) per share was $2.23 for the second quarter of 2016

•	Operating earnings (2) per share was $2.21 for the second quarter of 2016

•	Medical membership totaled approximately 23.0 million at June 30, 2016

•	Total revenue was $16.0 billion for the second quarter of 2016

•	Aetna projects full-year 2016 net income per share of $6.28 to $6.48 (4)

•	Aetna reaffirms full-year 2016 operating earnings per share projection of $7.90 to $8.10 (4)

HARTFORD, Conn., August 2, 2016 - Aetna (NYSE: AET) announced second quarter 2016 net income (1) of $790.8 million, or $2.23 per share. Operating earnings (2) for the second quarter of 2016 were $783.3 million, or $2.21 per share. Net income for the second quarter of 2016 includes $0.02 per share of net benefits, which are detailed on page 10.

Second-Quarter Financial Results at a Glance

(Millions, except per share results)	2016	2015	Change
Total revenue	$15,952.3	$15,240.9	5%
Operating revenue (3)	15,898.6	15,129.3	5%
Net income (1)	790.8	731.8	8%
Operating earnings (2)	783.3	722.1	8%

Per share results:
Net income (1)	$2.23	$2.08	7%
Operating earnings (2)	$2.21	2.05	8%

Weighted average common shares - diluted	354.1	352.2

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“Our second quarter results are representative of the rigor with which we operate our businesses and the value of a diversified portfolio,” said Mark T. Bertolini, Aetna chairman and CEO.  “We grew total revenue by five percent to nearly $16 billion, and we continue to expect strong operating performance for the remainder of 2016.”

“While we are pleased with our overall results, in light of updated 2016 projections for our individual products and the significant structural challenges facing the public exchanges, we intend to withdraw all of our 2017 public exchange expansion plans, and are undertaking a complete evaluation of future participation in our current 15-state footprint,” said Bertolini.

“We delivered solid top-line and bottom-line results in the second quarter, despite the challenges in our ACA compliant products,” said Shawn M. Guertin, Aetna executive vice president and chief financial officer.  “Our financial position, capital structure, and liquidity are all strong, and bolstered by core businesses that continue to produce bottom-line growth.”

Total company results

•
Net income (1) was $790.8 million for the second quarter of 2016 compared with $731.8 million for the second quarter of 2015. The increase in net income reflects the reduction of Aetna's reserve for anticipated future losses on discontinued products, the increase in operating earnings described below and an increase in net realized capital gains, partially offset by litigation-related proceeds recorded during the second quarter of 2015 and an increase in transaction and integration-related costs (2) in 2016.

•
Operating earnings (2) were $783.3 million for the second quarter of 2016 compared with $722.1 million for the second quarter of 2015. The increase in operating earnings was primarily due to higher fees and other revenue in Aetna's Health Care segment and lower general and administrative expenses, partially offset by lower underwriting margins in Aetna's Health Care segment.

•
Total revenue and operating revenue (3) were $16.0 billion and $15.9 billion for the second quarter of 2016, respectively, and $15.2 billion and $15.1 billion for the second quarter of 2015, respectively. The increase in both total revenue and operating revenue was primarily due to higher Health Care premium yields and membership growth in Aetna's Government business, partially offset by membership declines in Aetna's Commercial Insured products.

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•
Total operating expenses were $2.8 billion for the second quarter of 2016. Adjusted operating expenses (2) were $2.7 billion for the second quarter of 2016. The total company expense ratio was 17.4 percent and 18.4 percent for the second quarters of 2016 and 2015, respectively. The adjusted operating expense ratio (5) was 17.1 percent and 18.3 percent for the second quarters of 2016 and 2015, respectively. The improvement in both ratios during 2016 was primarily due to the increase in total revenue and operating revenue described above and the decrease in total operating expenses and adjusted operating expenses due to the execution of Aetna's expense management initiatives.

•
After-tax net income margin was 5.0 percent and 4.8 percent for the second quarters of 2016 and 2015, respectively. Pretax operating margin (6) was 8.9 percent and 8.8 percent for the second quarters of 2016 and 2015, respectively.

•
Total debt to consolidated capitalization ratio (9) was 53.8 percent at June 30, 2016 compared with 32.6 percent at December 31, 2015. The total debt to consolidated capitalization ratio at June 30, 2016 reflects the issuance of $13 billion of senior notes to partially fund the proposed acquisition (the "Humana Acquisition") of Humana Inc ("Humana").

•
Days claims payable (9) was 56.2 days at June 30, 2016, a sequential decline of 1.1 days and a 4.4 day increase compared to June 30, 2015. The year over year increase was primarily due to increased claim processing times.

•	Effective tax rate remained relatively flat at 41.4 percent for the second quarter of 2016 compared with 41.8 percent for the second quarter of 2015.

Health Care segment results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Net income (1) was $710.7 million for the second quarter of 2016 compared with $714.0 million for the second quarter of 2015. The decrease in net income primarily reflects litigation-related proceeds recorded during the second quarter of 2015 and an increase in transaction and integration-related costs in 2016 (2), partially offset by the increase in operating earnings described below and an increase in net realized capital gains.

•
Operating earnings (2) were $771.0 million for the second quarter of 2016 compared with $708.0 million for the second quarter of 2015. Operating earnings increased primarily due to higher underwriting margins in Aetna's Government business, higher fees and other

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revenue primarily due to higher average fee yields and lower general and administrative expenses, partially offset by lower underwriting margins in Aetna's Commercial business primarily due to higher medical costs in Aetna's Individual Commercial products.

•
Total revenue and operating revenue (3) were both $15.2 billion for the second quarter of 2016 and $14.5 billion and $14.4 billion for the second quarter of 2015, respectively. The increase in both total revenue and operating revenue was primarily due to higher premium yields and membership growth in Aetna's Government business, partially offset by membership losses in Aetna's Commercial Insured products.

•	Sequentially, second quarter 2016 medical membership remained flat at 23.0 million.

•	Medical benefit ratios (MBRs) for the three and six months ended June 30, 2016 and 2015 were as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
	2016	2015	Change		2016	2015	Change
Commercial	83.4%	81.8%	1.6	pts.	80.6%	79.6%	1.0	pts.
Government	81.4%	80.3%	1.1	pts.	82.4%	80.8%	1.6	pts.
Total Health Care	82.4%	81.1%	1.3	pts.	81.5%	80.1%	1.4	pts.

•
Aetna's second quarter 2016 Commercial MBR increased over the second quarter of 2015 primarily due to higher medical costs in Aetna's Individual Commercial products, including a $65 million premium deficiency reserve recorded during the second quarter of 2016, which reflects anticipated future losses for the 2016 coverage year. Aetna's Individual Commercial products were also impacted by updates to estimates related to certain ACA programs in the second quarters of each 2016 and 2015. The 2016 MBR increase was partially offset by a favorable update to the ACA risk adjustment estimate for Aetna's Small Group Commercial products in the second quarter of 2016 compared to the second quarter of 2015.

•	Aetna's second quarter 2016 Government MBR increased over the second quarter of 2015 primarily due to lower favorable development of prior-period health care cost estimates in 2016.

•
In the second quarter of 2016, Aetna experienced favorable development of prior-period health care cost estimates in its Commercial, Medicaid and Medicare products, primarily attributable to first-quarter 2016 performance.

•
Prior-years' health care costs payable estimates developed favorably by $709.4 million and $699.0 million during the first six months of 2016 and 2015, respectively. This development is reported on a basis consistent with the prior years' development reported

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in the health care costs payable table in Aetna's annual audited financial statements and does not directly correspond to an increase in 2016 operating results.

Group Insurance segment results
Group Insurance, which includes group life, disability and long-term care products, reported:

•
Net income (1) was $60.9 million for the second quarter of 2016 compared with $49.1 million for the second quarter of 2015. Net income increased primarily due to higher net realized capital gains. Operating earnings (2) were $49.9 million for the second quarter of 2016 compared with $44.8 million for the second quarter of 2015.

•
Total revenue was $647.1 million and $635.7 million for the second quarters of 2016 and 2015, respectively. Operating revenue (3) was $630.1 million for the second quarter of 2016 compared with $628.9 million for the second quarter of 2015.

Large Case Pensions segment results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•
Net income (1) was $90.3 million for the second quarter of 2016 compared with $5.6 million for the second quarter of 2015. Net income increased primarily due to the reduction of Aetna's reserve for anticipated future losses on discontinued products, which was primarily due to favorable retirement experience as well as favorable investment performance compared to assumptions Aetna previously made in estimating the reserve. Operating earnings were $4.4 million for the second quarter of 2016 compared with operating earnings of $6.2 million for the second quarter of 2015.

•
Total revenue was $81.7 million and $89.4 million for the second quarters of 2016 and 2015, respectively. Operating revenue (3) was $78.0 million and $90.3 million for the second quarters of 2016 and 2015, respectively. The decrease in both total revenue and operating revenue was primarily due to lower net investment income in 2016.

Aetna's conference call to discuss second-quarter 2016 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information website at www.aetna.com/investor. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

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The conference call also can be accessed by dialing 1-877-709-8150, or +1-201-689-8354 for international callers. The company suggests participants dial in approximately 10 minutes before the call. No access code is required. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-877-660-6853, or +1-201-612-7415 for international callers. The replay conference ID is 13640262. Telephone replays will be available until 11 p.m. ET on August 16, 2016.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 46.3 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com and learn about how Aetna is helping to build a healthier world. @AetnaNews

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Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2016	2015	2016	2015
Revenue:
Health care premiums	$13,629.5	$12,936.5	$27,098.5	$25,876.6
Other premiums	547.2	546.0	1,087.3	1,084.0
Fees and other revenue	1,473.5	1,509.0	2,940.5	2,884.0
Net investment income	251.0	247.4	468.7	480.3
Net realized capital gains	51.1	2.0	50.7	10.1
Total revenue	15,952.3	15,240.9	31,645.7	30,335.0

Benefits and expenses:
Health care costs	11,232.1	10,496.3	22,079.8	20,736.8
Current and future benefits	525.5	539.2	1,054.4	1,067.3
Operating expenses:
Selling expenses	415.7	405.7	836.8	820.6
General and administrative expenses	2,367.4	2,394.8	4,809.9	4,795.4
Total operating expenses	2,783.1	2,800.5	5,646.7	5,616.0
Interest expense	123.7	79.6	225.5	159.8
Amortization of other acquired intangible assets	62.8	63.7	125.6	126.9
Reduction of reserve for anticipated future losses
on discontinued products	(128.5)	—	(128.5)	—
Total benefits and expenses	14,598.7	13,979.3	29,003.5	27,706.8

Income before income taxes	1,353.6	1,261.6	2,642.2	2,628.2
Income taxes	560.9	527.0	1,111.3	1,117.3
Net income including non-controlling interests	792.7	734.6	1,530.9	1,510.9
Less: Net income attributable to non-controlling interests	1.9	2.8	3.2	1.6
Net income attributable to Aetna	$790.8	$731.8	$1,527.7	$1,509.3

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Consolidated Balance Sheets

	(Unaudited)
(Millions)	At June 30, 2016	At December 31, 2015
Assets:
Current assets:
Cash and cash equivalents	$17,119.4	$2,524.3
Investments	2,981.8	3,014.8
Premiums receivable, net	3,090.4	1,753.1
Other receivables, net	2,799.2	2,443.2
Accrued investment income	229.3	227.7
Income taxes receivable	—	260.4
Other current assets	2,905.2	2,509.5
Total current assets	29,125.3	12,733.0
Long-term investments	22,423.0	21,664.8
Reinsurance recoverables	767.5	723.9
Goodwill	10,636.8	10,636.8
Other acquired intangible assets, net	1,563.7	1,688.3
Property and equipment, net	605.0	629.7
Other long-term assets	1,300.3	1,269.9
Separate Accounts assets	4,180.4	4,035.1
Total assets	$70,602.0	$53,381.5

Liabilities and shareholders’ equity:
Current liabilities:
Health care costs payable	$6,942.7	$6,305.7
Future policy benefits	660.4	671.8
Unpaid claims	766.3	772.3
Unearned premiums	582.4	549.2
Policyholders’ funds	2,575.5	2,262.5
Current portion of long-term debt	643.9	—
Income taxes payable	163.2	—
Accrued expenses and other current liabilities	5,939.5	4,920.0
Total current liabilities	18,273.9	15,481.5
Future policy benefits	6,039.8	6,268.2
Unpaid claims	1,686.3	1,655.6
Policyholders’ funds	930.4	885.6
Long-term debt, less current portion	20,019.1	7,785.4
Deferred income taxes	341.3	177.4
Other long-term liabilities	1,353.1	914.1
Separate Accounts liabilities	4,180.4	4,035.1
Total liabilities	52,824.3	37,202.9

Shareholders’ equity:
Common stock and additional paid-in capital	4,653.2	4,647.2
Retained earnings	14,149.8	12,797.4
Accumulated other comprehensive loss	(1,092.4)	(1,330.3)
Total Aetna shareholders’ equity	17,710.6	16,114.3
Non-controlling interests	67.1	64.3
Total equity	17,777.7	16,178.6
Total liabilities and equity	$70,602.0	$53,381.5

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Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
(Millions)	2016	2015
Cash flows from operating activities:
Net income including non-controlling interests	$1,530.9	$1,510.9
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized capital gains	(50.7)	(10.1)
Depreciation and amortization	342.9	330.0
Debt fair value amortization	(14.8)	(15.3)
Equity in earnings of affiliates, net	(2.4)	(35.7)
Stock-based compensation expense	100.7	96.7
Reduction of reserve for anticipated future losses on discontinued products	(128.5)	—
Amortization of net investment premium	39.5	42.8
Changes in assets and liabilities:
Accrued investment income	(1.6)	(2.6)
Premiums due and other receivables	(1,560.4)	(1,588.7)
Income taxes	418.4	230.0
Other assets and other liabilities	817.0	781.8
Health care and insurance liabilities	718.8	389.3
Net cash provided by operating activities	2,209.8	1,729.1
Cash flows from investing activities:
Proceeds from sales and maturities of investments	6,698.8	5,872.0
Cost of investments	(6,534.2)	(6,193.8)
Additions to property, equipment and software	(128.7)	(187.8)
Cash used for acquisitions, net of cash acquired	—	(20.6)
Net cash provided by (used for) investing activities	35.9	(530.2)
Cash flows from financing activities:
Issuance of long-term debt	12,885.7	—
Repayment of long-term debt	—	(228.8)
Net repayment of short-term debt	—	(500.0)
(Withdrawals) net of deposits and interest credited to investment contracts	—	(35.5)
Common shares issued under benefit plans, net	(87.4)	(95.2)
Stock-based compensation tax benefits	—	38.5
Settlements from repurchase agreements	—	(201.7)
Common shares repurchased	—	(296.3)
Dividends paid to shareholders	(175.0)	(174.3)
Net (payment) receipt on interest rate derivatives	(273.5)	9.5
Distributions, non-controlling interests	(.4)	(9.7)
Net cash provided by (used for) financing activities	12,349.4	(1,493.5)
Net increase (decrease) in cash and cash equivalents	14,595.1	(294.6)
Cash and cash equivalents, beginning of period	2,524.3	1,420.4
Cash and cash equivalents, end of period	$17,119.4	$1,125.8

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Reconciliation of Certain Reported Amounts to the Most Directly Comparable GAAP Measure

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2016	2015	2016	2015
Operating earnings (2)	$783.3	$722.1	$1,604.4	$1,566.4
Transaction and integration-related costs	(103.7)	(30.7)	(169.1)	(76.3)
Reduction of reserve for anticipated future losses on discontinued products	128.5	—	128.5	—
Litigation-related proceeds	—	109.6	—	109.6
Amortization of other acquired intangible assets	(62.8)	(63.7)	(125.6)	(126.9)
Net realized capital gains	51.1	2.0	50.7	10.1
Income tax (expense) benefit	(5.6)	(7.5)	38.8	26.4
Net income (1) (GAAP measure)	$790.8	$731.8	$1,527.7	$1,509.3

Weighted average common shares - basic	351.2	349.0	351.0	349.2

Weighted average common shares - diluted	354.1	352.2	354.0	352.5

Per Common Share
Operating earnings (2)	$2.21	$2.05	$4.53	$4.44
Transaction and integration-related costs	(.29)	(.09)	(.48)	(.22)
Reduction of reserve for anticipated future losses on discontinued products	.36	—	.37	—
Litigation-related proceeds	—	.31	—	.31
Amortization of other acquired intangible assets	(.18)	(.18)	(.35)	(.36)
Net realized capital gains	.15	.01	.14	.03
Income tax (expense) benefit	(.02)	(.02)	.11	.08
Net income (1) (GAAP measure)	$2.23	$2.08	$4.32	$4.28

Health Care, Group Insurance and Corporate Financing Operating Cash Flows as a Percentage of Operating Earnings

		For the Six Months
		Ended June 30,
(Millions)		2016	2015
Net cash provided by operating activities		$2,209.8	$1,729.1
Less: Net cash used for operating activities: Large Case Pensions		(116.7)	(207.6)
Net cash provided by operating activities: Health Care, Group Insurance
and Corporate Financing	(E)	2,326.5	1,936.7
Operating earnings: Health Care, Group Insurance and Corporate Financing	(F)	1,600.3	1,558.1
Transaction and integration-related costs		(169.1)	(76.3)
Litigation-related proceeds		—	109.6
Amortization of other acquired intangible assets		(125.6)	(126.9)
Net realized capital gains		44.6	10.4
Income tax benefit		85.9	26.3
Net income: Health Care, Group Insurance and Corporate Financing (1) (GAAP Measure)	(G)	$1,436.1	$1,501.2

Operating Cash Flow as a Percentage of Income Ratios:
Operating cash flow as a percentage of net income (1) (GAAP Measure)	(E)/(G)	162.0%	129.0%
Operating cash flow as a percentage of operating earnings	(E)/(F)	145.4%	124.3%

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Segment Information (7)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2016	2015	2016	2015
Health Care:
Operating revenue (3) (excludes net realized capital gains (losses) and other items)	$15,190.5	$14,410.1	$30,210.8	$28,793.4
Interest income on proceeds of transaction-related debt	2.6	—	2.6	—
Litigation-related proceeds	—	109.6	—	109.6
Net realized capital gains (losses)	30.4	(3.9)	24.4	.7
Total revenue (GAAP measure)	$15,223.5	$14,515.8	$30,237.8	$28,903.7

Commercial Medical Benefit Ratio:
Premiums	$7,050.7	$7,232.1	$14,015.0	$14,441.8
Health care costs	$5,878.9	$5,916.6	$11,298.5	$11,499.6

Commercial MBR (GAAP measure)	83.4%	81.8%	80.6%	79.6%

Government Medical Benefit Ratio:
Premiums	$6,578.8	$5,704.4	$13,083.5	$11,434.8
Health care costs	$5,353.2	$4,579.7	$10,781.3	$9,237.2

Government MBR (GAAP measure)	81.4%	80.3%	82.4%	80.8%

Total Medical Benefit Ratio:
Premiums	$13,629.5	$12,936.5	$27,098.5	$25,876.6
Health care costs	$11,232.1	$10,496.3	$22,079.8	$20,736.8

Total MBR (GAAP measure)	82.4%	81.1%	81.5%	80.1%

Operating earnings (2)	$771.0	$708.0	$1,613.3	$1,543.6
Transaction and integration-related costs	(59.0)	(30.7)	(101.8)	(76.3)
Litigation-related proceeds	—	109.6	—	109.6
Amortization of other acquired intangible assets	(62.7)	(63.6)	(125.5)	(126.8)
Net realized capital gains (losses)	30.4	(3.9)	24.4	.7
Income tax benefit (expense)	31.0	(5.4)	69.4	29.7
Net income (1) (GAAP measure)	$710.7	$714.0	$1,479.8	$1,480.5

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Segment Information continued (7)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2016	2015	2016	2015
Group Insurance:
Operating revenue (3) (excludes net realized capital gains)	$630.1	$628.9	$1,238.9	$1,245.9
Net realized capital gains	17.0	6.8	20.2	9.7
Total revenue (GAAP measure)	$647.1	$635.7	$1,259.1	$1,255.6

Operating earnings (2)	$49.9	$44.8	$71.2	$88.7
Amortization of other acquired intangible assets	(.1)	(.1)	(.1)	(.1)
Net realized capital gains	17.0	6.8	20.2	9.7
Income tax expense	(5.9)	(2.4)	(7.0)	(3.4)
Net income (1) (GAAP measure)	$60.9	$49.1	$84.3	$94.9

Large Case Pensions:
Operating revenue (3) (excludes net realized capital gains (losses))	$78.0	$90.3	$142.7	$176.0
Net realized capital gains (losses)	3.7	(.9)	6.1	(.3)
Total revenue (GAAP measure)	$81.7	$89.4	$148.8	$175.7

Operating earnings (2)	$4.4	$6.2	$4.1	$8.3
Reduction of reserve for anticipated future losses on discontinued products	128.5	—	128.5	—
Net realized capital gains (losses)	3.7	(.9)	6.1	(.3)
Income tax (expense) benefit	(46.3)	.3	(47.1)	.1
Net income (1) (GAAP measure)	$90.3	$5.6	$91.6	$8.1

Corporate Financing: (8)
Operating loss (2)	$(42.0)	$(36.9)	$(84.2)	$(74.2)
Transaction-related costs	(44.7)	—	(67.3)	—
Income tax benefit	15.6	—	23.5	—
Net loss (1) (GAAP measure)	$(71.1)	$(36.9)	$(128.0)	$(74.2)

Total Company:
Operating revenue (3) (excludes net realized capital gains and other items) (A)	$15,898.6	$15,129.3	$31,592.4	$30,215.3
Interest income on proceeds of transaction-related debt	2.6	—	2.6	—
Litigation-related proceeds	—	109.6	—	109.6
Net realized capital gains	51.1	2.0	50.7	10.1
Total revenue (GAAP measure) (B)	$15,952.3	$15,240.9	$31,645.7	$30,335.0

Adjusted operating expenses (C)	$2,721.5	$2,769.8	$5,542.3	$5,539.7
Transaction and integration-related costs	61.6	30.7	104.4	76.3
Total operating expenses (GAAP measure) (D)	$2,783.1	$2,800.5	$5,646.7	$5,616.0

Operating Expense Ratios:
Total company expense ratio (D)/(B) (GAAP measure)	17.4%	18.4%	17.8%	18.5%
Adjusted operating expense ratio (5) (C)/(A)	17.1%	18.3%	17.5%	18.3%

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Operating Margins

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2016	2015	2016	2015
Reconciliation to Income Before Income Taxes:
Operating earnings (2) before income taxes, excluding interest expense (A)	$1,419.5	$1,324.0	$2,915.9	$2,871.5
Interest expense *	(79.0)	(79.6)	(158.2)	(159.8)
Transaction and integration-related costs	(103.7)	(30.7)	(169.1)	(76.3)
Reduction of reserve for anticipated future losses
on discontinued products	128.5	—	128.5	—
Litigation-related proceeds	—	109.6	—	109.6
Amortization of other acquired intangible assets	(62.8)	(63.7)	(125.6)	(126.9)
Net realized capital gains	51.1	2.0	50.7	10.1
Income before income taxes (GAAP measure)	$1,353.6	$1,261.6	$2,642.2	$2,628.2

Reconciliation to Net Income:
Operating earnings,(2) excluding interest expense, net of tax	$834.6	$773.8	$1,707.2	$1,670.2
Interest expense	(79.0)	(79.6)	(158.2)	(159.8)
Transaction and integration-related costs	(103.7)	(30.7)	(169.1)	(76.3)
Reduction of reserve for anticipated future losses
on discontinued products	128.5	—	128.5	—
Litigation-related proceeds	—	109.6	—	109.6
Amortization of other acquired intangible assets	(62.8)	(63.7)	(125.6)	(126.9)
Net realized capital gains	51.1	2.0	50.7	10.1
Income tax benefit	22.1	20.4	94.2	82.4
Net income (1) (GAAP measure) (B)	$790.8	$731.8	$1,527.7	$1,509.3

Reconciliation of Revenue:
Operating revenue (3) (excludes net realized capital gains and other items) (C)	$15,898.6	$15,129.3	$31,592.4	$30,215.3
Interest income on proceeds of transaction-related debt	2.6	—	2.6	—
Litigation-related proceeds	—	109.6	—	109.6
Net realized capital gains	51.1	2.0	50.7	10.1
Total revenue (GAAP measure) (D)	$15,952.3	$15,240.9	$31,645.7	$30,335.0

Net Income and Operating Margins:
After-tax net income margin (B)/(D) (GAAP measure)	5.0%	4.8%	4.8%	5.0%
Pretax operating margin (6) (A)/(C)	8.9%	8.8%	9.2%	9.5%

*Interest expense of $79.0 million and $158.2 million for the three and six months ended June 30, 2016 excludes costs associated with the bridge credit agreement (the “Bridge Credit Agreement”) and term loan credit agreement (the “Term Loan Agreement”) and the negative cost of carry on transaction-related debt incurred, each in connection with the Humana Acquisition. These costs are included within transaction and integration-related costs.

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(1) Net income (loss) refers to net income (loss) attributable to Aetna reported in Aetna's GAAP Consolidated Statements of Income. Unless otherwise indicated, all references in this press release to net income (loss), net income per share, operating earnings and operating earnings per share, are based upon net income (loss) attributable to Aetna, which excludes amounts attributable to non-controlling interests.

(2) Operating earnings and operating earnings per share exclude from net income attributable to Aetna and adjusted operating expenses and operating revenue exclude, as applicable, amortization of other acquired intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance. Although the excluded items may recur, management believes that operating earnings, operating earnings per share, operating revenue, adjusted operating expenses and the adjusted operating expense ratio provide a more useful comparison of Aetna's underlying business performance from period to period. Operating earnings is the measure reported to the Chief Executive Officer for purposes of assessing financial performance and making operating decisions, such as the allocation of resources among Aetna's business segments. Non-GAAP financial measures Aetna discloses, such as operating earnings, operating earnings per share, operating revenue, adjusted operating expenses, pretax operating margin and the adjusted operating expense ratio, should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

For the periods covered in this press release, the following items are excluded from operating earnings, adjusted operating expenses and operating revenue, as applicable, because Aetna believes they neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance:

•
Aetna incurred transaction and integration-related costs during the three and six months ended June 30, 2016, respectively, related to the acquisitions of Coventry Health Care, Inc. (“Coventry”) and bswift LLC ("bswift") and the Humana Acquisition. Aetna incurred transaction and integration-related costs during the three and six months ended June 30, 2015, related to the acquisitions of Coventry, the InterGlobal Group ("InterGlobal") and bswift. Transaction costs include advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in Aetna's GAAP Consolidated Statements of Income in general and administrative expenses, as well as the cost of the Bridge Credit Agreement and the Term Loan Agreement executed in connection with the Humana Acquisition, which are reflected in Aetna's GAAP Consolidated Statements of Income in interest expense. Transaction costs also include the negative cost of carry associated with the debt financing that Aetna obtained in June 2016 for the Humana Acquisition. Prior to the closing of the Humana Acquisition, the negative cost of carry associated with the June 2016 debt financing is excluded from operating earnings. The components of the negative cost of carry are reflected in Aetna's GAAP Consolidated Statements of Income in interest expense and net investment income. On and after the closing of the Humana Acquisition, the interest expense and net investment income associated with the June 2016 debt financing no longer will be excluded from operating earnings.

•
In 1993, Aetna discontinued the sale of fully guaranteed large case pensions products and established a reserve for anticipated future losses on these products, which Aetna reviews quarterly. During the three months ended June 30, 2016, we reduced the reserve for anticipated future losses on discontinued products. Aetna believes excluding any changes in the reserve for anticipated future losses on discontinued products from operating earnings provides more useful information as to Aetna's continuing products and is consistent with the treatment of the operating results of these discontinued products, which are credited or charged to the reserve and do not affect Aetna's operating results.

•
In the three months ended June 30, 2015, Aetna received proceeds, net of legal costs, in connection with a litigation settlement. These net proceeds were recorded in fees and other revenue in Aetna's GAAP Consolidated Statements of Income.

•
Other acquired intangible assets relate to Aetna's acquisition activities and are amortized over their useful lives. However, this amortization does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

•	The corresponding tax benefit or expense related to the items excluded from operating earnings discussed above.

For a reconciliation of these items to financial measures calculated under GAAP, refer to the tables on pages 10 through 13 of this press release.

(3) Operating revenue excludes net realized capital gains and losses, litigation-related proceeds and interest income on the proceeds of the transaction-related June 2016 debt as noted in (2) above. Refer to the tables on pages 11 through 13 of this press release for a reconciliation of operating revenue to total revenue calculated under GAAP.

Aetna/15

(4) Projected full-year 2016 net income and operating earnings per share reflect approximately 354 million weighted average diluted shares. Projected full-year 2016 operating earnings per share exclude from net income estimated amortization of other acquired intangible assets, projected integration-related costs related to the Coventry and bswift acquisitions and the Humana Acquisition, projected transaction-related costs (including projected litigation costs) related to the Humana Acquisition, projected net realized capital gains and losses, other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance and the corresponding tax benefit or expense related to the items excluded from operating earnings per share discussed above. Amortization of other acquired intangible assets relates to Aetna's acquisition activities, including Coventry, InterGlobal and bswift. The table below reconciles projected 2016 operating earnings per share to projected 2016 net income per share:

Reconciliation of Projected 2016 Operating Earnings Per Share to Projected 2016 Net Income Per Share
Projected operating earnings per share	$7.90 - $8.10
Transaction and integration-related costs	~(2.13)
Reduction of reserve for anticipated future losses on discontinued products	~0.36
Amortization of other acquired intangible assets	~(0.70)
Net realized capital gains	~0.14
Income tax benefit	~0.71
Projected net income per share	$6.28 - $6.48

Aetna will experience net realized capital gains or net realized capital losses during the remainder of 2016, however Aetna cannot project the amount of such future gains or losses. Therefore, Aetna has assumed no net realized capital gains or losses after June 30, 2016 for purposes of projecting net income and net income per share. Aetna's annual net realized capital gains or losses ranged from a net realized capital loss of $64.5 million to a net realized capital gain of $80.4 million during calendar years 2013 through 2015.

(5) The adjusted operating expense ratio excludes net realized capital gains and losses and other items, if any, that are excluded from operating revenue or adjusted operating expenses, as noted in (2) above. For a reconciliation of this metric to the comparable GAAP measure for the periods covered by this press release, refer to page 12 of this press release.

(6) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense and income taxes. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(7) Operating revenue and adjusted operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

(8) Aetna's Corporate Financing segment is not a business segment. It is added to Aetna's business segments to reconcile segment reporting to Aetna's consolidated results. The net loss of the Corporate Financing segment includes interest expense on Aetna's outstanding debt and the financing components of Aetna's pension and other postretirement employee benefit plan expenses (benefits). As described in (2) above, the operating earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance.

(9) Days Claims Payable is calculated by dividing the health care costs payable at each quarter end by the average health care costs per day in each respective quarter. The Total Debt to Consolidated Capitalization Ratio is calculated by dividing total long-term debt and short-term debt ("Total Debt") by the sum of Total Debt and total Aetna shareholders' equity.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology.  These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Aetna’s and Humana’s control.

Statements in this press release regarding Aetna that are forward-looking, including Aetna’s projections as to net income per share, operating earnings per share, plans for future participation on public health insurance exchanges, operating performance for the remainder of 2016, amortization of other acquired intangible assets and weighted average diluted shares, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Aetna’s and Humana’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the timing to consummate

Aetna/16

Aetna’s proposed acquisition of Humana (the “Humana Acquisition”); the timing and resolution of the Department of Justice litigation relating to the Humana Acquisition; the timing to consummate the proposed divestitures of certain of Aetna’s and Humana’s Medicare Advantage assets (collectively, the “Divestitures”); the risk that a condition to closing of the Humana Acquisition and/or the Divestitures may not be satisfied; the risk that a regulatory approval that may be required for the Humana Acquisition and/or the Divestitures is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the outcome of various litigation matters related to the Humana Acquisition; Aetna’s ability to achieve the synergies and value creation projected to be realized following the completion of the Humana Acquisition; Aetna’s ability to promptly and effectively integrate Humana’s businesses; the diversion of management time on Humana Acquisition-related and/or Divestiture-related issues; the profitability of Aetna’s and Humana’s public health insurance exchange and ACA compliant small group products, where membership has had and may continue to have more adverse health status and/or higher medical benefit utilization than Aetna and/or Humana projected; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu or otherwise; changes in membership mix to higher cost or lower-premium products or membership adverse selection; medical cost increases resulting from unfavorable changes in contracting or re-contracting with providers (including as a result of provider consolidation and/or integration); and increased pharmacy costs (including in Aetna’s and/or Humana’s public health insurance exchange products)); uncertainty related to Aetna’s and Humana’s accruals for health care reform’s reinsurance, risk adjustment and risk corridor programs (“3R’s”); uncertainty related to the funding for and final reconciliations with respect to health care reform's risk management and subsidy programs; the implementation of health care reform legislation, including collection of health care reform fees, assessments and taxes through increased premiums; adverse legislative, regulatory and/or judicial changes to or interpretations of existing health care reform legislation and/or regulations (including those relating to minimum medical loss ratio (“MLR”) rebates); the implementation of health insurance exchanges; Aetna’s and Humana’s ability to offset Medicare Advantage and PDP rate pressures; and changes in Aetna’s and Humana’s future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will continue to significantly impact Aetna’s business operations and financial results, including Aetna’s pricing and medical benefit ratios. Key components of the legislation will continue to be phased in through 2020, and Aetna will be required to dedicate material resources and incur material expenses during 2016 to implement health care reform. Significant parts of the legislation, including aspects of public health insurance exchanges, nondiscrimination requirements, reinsurance, risk corridor and risk adjustment, continue to evolve through the promulgation of regulations and guidance at the federal level. In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform and pending litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include: adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect Aetna’s and/or Humana’s business model, restrict funding for or amend various aspects of health care reform, limit Aetna’s and/or Humana’s ability to price for the risk it assumes and/or reflect reasonable costs or profits in its pricing, such as mandated minimum medical benefit ratios, or eliminate or reduce ERISA pre-emption of state laws (increasing Aetna’s and/or Humana’s potential litigation exposure)); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); reputational or financial issues arising from Aetna’s and/or Humana’s social media activities, data security breaches, other cybersecurity risks or other causes; Aetna’s ability to diversify Aetna’s sources of revenue and earnings (including by developing, operating and expanding Aetna's consumer business and expanding Aetna’s foreign operations), transform Aetna’s business model, develop new products and optimize Aetna’s business platforms; the success of Aetna’s Healthagen® (including Accountable Care Solutions and health information technology) initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to Aetna and/or Humana; failure to adequately implement health care reform; the outcome of various litigation and regulatory matters, including audits, challenges to Aetna’s and/or Humana’s minimum MLR rebate methodology and/or reports, guaranty fund assessments, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of Aetna’s and/or Humana’s payment practices with respect to out-of-network providers, other providers and/or life insurance policies; Aetna’s ability to integrate, simplify, and enhance Aetna’s existing products, processes and information technology systems and platforms to keep pace with changing customer and regulatory needs; Aetna’s ability to successfully integrate Aetna’s businesses (including Humana, Coventry, bswift LLC and other businesses Aetna may acquire in the future) and implement multiple strategic and operational initiatives (including the Divestitures) simultaneously; Aetna’s and/or Humana’s ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services’ star rating bonus payments; Aetna’s ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; failure by a service provider to meet its obligations to Aetna or Humana; Aetna’s and Humana’s ability to develop and maintain relationships (including collaborative risk-sharing agreements) with providers while taking actions to reduce medical costs and/or expand the services each company offers; Aetna’s ability to demonstrate that Aetna’s products and processes lead to access to quality affordable care by Aetna’s members; Aetna’s and/or Humana’s ability to maintain their relationships with third-party brokers, consultants and agents who sell their products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; a downgrade in Aetna’s financial ratings; and adverse impacts from any failure to raise the U.S.

Aetna/17

Federal government’s debt ceiling or any sustained U.S. Federal government shut down. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2015 Annual Report on Form 10-K (“Aetna’s 2015 Annual Report”) and Aetna's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 ("Aetna's March 2016 Quarterly Report"), each on file with the Securities and Exchange Commission ("SEC"), and Aetna’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (“Aetna’s June 2016 Quarterly Report”), when filed with the SEC. For more discussion of important risk factors that may materially affect Humana, please see the risk factors contained in Humana’s 2015 Annual Report on Form 10-K (“Humana’s 2015 Annual Report”) and Humana's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished during 2016, each on file with the SEC. You should also read Aetna’s 2015 Annual Report and Aetna's March 2016 Quarterly Report, each on file with the SEC, and Aetna’s June 2016 Quarterly Report, when filed with the SEC, for a discussion of Aetna’s historical results of operations and financial condition. You should also read Humana’s 2015 Annual Report, Humana's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, each on file with the SEC, and Humana’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, when filed with the SEC, for a discussion of Humana’s historical results of operations and financial condition.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of Aetna or Humana. Aetna does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

Aetna/18

Supplementary Information

Membership

	June 30, 2016			March 31, 2016			December 31, 2015			June 30, 2015
(Thousands)	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical Membership:
Commercial	5,667	12,947	18,614	5,792	12,931	18,723	5,777	13,593	19,370	6,194	13,604	19,798
Medicare Advantage	1,344	—	1,344	1,332	—	1,332	1,251	—	1,251	1,233	—	1,233
Medicare Supplement	637	—	637	612	—	612	566	—	566	507	—	507
Medicaid	1,592	791	2,383	1,549	773	2,322	1,529	771	2,300	1,390	747	2,137
Total Medical Membership	9,240	13,738	22,978	9,285	13,704	22,989	9,123	14,364	23,487	9,324	14,351	23,675

Dental Membership:
Total Dental Membership	5,926	8,393	14,319	5,913	8,392	14,305	6,243	8,391	14,634	6,189	8,434	14,623

Pharmacy Benefit Management Membership:
Commercial			9,598			9,767			10,237			10,645
Medicare Prescription Drug Plan (stand-alone)			1,967			1,939			1,466			1,433
Medicare Advantage Prescription Drug Plan			943			934			863			854
Medicaid			2,657			2,602			2,587			2,439
Total Pharmacy Benefit Management Services			15,165			15,242			15,153			15,371

Days Claims Payable

	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Days Claims Payable	56.2	57.3	54.9	54.3	51.8

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Statements of Income by Segment (Unaudited)
	Health	Group	Large Case	Corporate
(Millions)	Care	Insurance	Pensions	Financing	Total
For the three months ended June 30, 2016
Revenue:
Health care premiums	$13,629.5	$—	$—	$—	$13,629.5
Other premiums	—	542.6	4.6	—	547.2
Fees and other revenue	1,445.5	25.7	2.3	—	1,473.5
Net investment income	118.1	61.8	71.1	—	251.0
Net realized capital gains	30.4	17.0	3.7	—	51.1
Total revenue	15,223.5	647.1	81.7	—	15,952.3
Benefits and expenses:
Health care costs	11,232.1	—	—	—	11,232.1
Current and future benefits	—	454.8	70.7	—	525.5
Operating expenses:
Selling expenses	383.5	32.2	—	—	415.7
General and administrative expenses	2,292.5	86.0	3.2	(14.3)	2,367.4
Total operating expenses	2,676.0	118.2	3.2	(14.3)	2,783.1
Interest expense	—	—	—	123.7	123.7
Amortization of other acquired intangible assets	62.7	.1	—	—	62.8
Reduction of reserve for anticipated future losses on discontinued products	—	—	(128.5)	—	(128.5)
Total benefits and expenses	13,970.8	573.1	(54.6)	109.4	14,598.7
Income before income taxes	1,252.7	74.0	136.3	(109.4)	1,353.6
Income tax expense (benefit)	540.9	13.1	45.2	(38.3)	560.9
Net income (loss) including non-controlling interests	711.8	60.9	91.1	(71.1)	792.7
Less: Net income attributable to non-controlling interests	1.1	—	.8	—	1.9
Net income (loss) attributable to Aetna	$710.7	$60.9	$90.3	$(71.1)	$790.8

For the three months ended June 30, 2015
Revenue:
Health care premiums	$12,936.5	$—	$—	$—	$12,936.5
Other premiums	—	539.3	6.7	—	546.0
Fees and other revenue	1,480.3	26.3	2.4	—	1,509.0
Net investment income	102.9	63.3	81.2	—	247.4
Net realized capital (losses) gains	(3.9)	6.8	(.9)	—	2.0
Total revenue	14,515.8	635.7	89.4	—	15,240.9
Benefits and expenses:
Health care costs	10,496.3	—	—	—	10,496.3
Current and future benefits	—	457.8	81.4	—	539.2
Operating expenses:
Selling expenses	376.1	29.6	—	—	405.7
General and administrative expenses	2,330.2	84.4	3.0	(22.8)	2,394.8
Total operating expenses	2,706.3	114.0	3.0	(22.8)	2,800.5
Interest expense	—	—	—	79.6	79.6
Amortization of other acquired intangible assets	63.6	.1	—	—	63.7
Total benefits and expenses	13,266.2	571.9	84.4	56.8	13,979.3
Income before income taxes	1,249.6	63.8	5.0	(56.8)	1,261.6
Income tax expense (benefit)	533.7	14.7	(1.5)	(19.9)	527.0
Net income (loss) including non-controlling interests	715.9	49.1	6.5	(36.9)	734.6
Less: Net income attributable to non-controlling interests	1.9	—	.9	—	2.8
Net income (loss) attributable to Aetna	$714.0	$49.1	$5.6	$(36.9)	$731.8

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Statements of Income by Segment (Unaudited)
	Health	Group	Large Case	Corporate
(Millions)	Care	Insurance	Pensions	Financing	Total
For the six months ended June 30, 2016
Revenue:
Health care premiums	$27,098.5	$—	$—	$—	$27,098.5
Other premiums	—	1,067.6	19.7	—	1,087.3
Fees and other revenue	2,884.2	51.8	4.5	—	2,940.5
Net investment income	230.7	119.5	118.5	—	468.7
Net realized capital gains	24.4	20.2	6.1	—	50.7
Total revenue	30,237.8	1,259.1	148.8	—	31,645.7
Benefits and expenses:
Health care costs	22,079.8	—	—	—	22,079.8
Current and future benefits	—	920.6	133.8	—	1,054.4
Operating expenses:
Selling expenses	773.3	63.5	—	—	836.8
General and administrative expenses	4,658.8	173.3	6.4	(28.6)	4,809.9
Total operating expenses	5,432.1	236.8	6.4	(28.6)	5,646.7
Interest expense	—	—	—	225.5	225.5
Amortization of other acquired intangible assets	125.5	.1	—	—	125.6
Reduction of reserve for anticipated future losses on discontinued products	—	—	(128.5)	—	(128.5)
Total benefits and expenses	27,637.4	1,157.5	11.7	196.9	29,003.5
Income before income taxes	2,600.4	101.6	137.1	(196.9)	2,642.2
Income tax expense (benefit)	1,116.8	17.3	46.1	(68.9)	1,111.3
Net income (loss) including non-controlling interests	1,483.6	84.3	91.0	(128.0)	1,530.9
Less: Net income (loss) attributable to non-controlling interests	3.8	—	(.6)	—	3.2
Net income (loss) attributable to Aetna	$1,479.8	$84.3	$91.6	$(128.0)	$1,527.7

For the six months ended June 30, 2015
Revenue:
Health care premiums	$25,876.6	$—	$—	$—	$25,876.6
Other premiums	—	1,066.9	17.1	—	1,084.0
Fees and other revenue	2,826.0	53.2	4.8	—	2,884.0
Net investment income	200.4	125.8	154.1	—	480.3
Net realized capital gains (losses)	.7	9.7	(.3)	—	10.1
Total revenue	28,903.7	1,255.6	175.7	—	30,335.0
Benefits and expenses:
Health care costs	20,736.8	—	—	—	20,736.8
Current and future benefits	—	905.9	161.4	—	1,067.3
Operating expenses:
Selling expenses	762.4	58.2	—	—	820.6
General and administrative expenses	4,666.1	168.8	6.1	(45.6)	4,795.4
Total operating expenses	5,428.5	227.0	6.1	(45.6)	5,616.0
Interest expense	—	—	—	159.8	159.8
Amortization of other acquired intangible assets	126.8	.1	—	—	126.9
Total benefits and expenses	26,292.1	1,133.0	167.5	114.2	27,706.8
Income before income taxes	2,611.6	122.6	8.2	(114.2)	2,628.2
Income tax expense (benefit)	1,131.4	27.7	(1.8)	(40.0)	1,117.3
Net income (loss) including non-controlling interests	1,480.2	94.9	10.0	(74.2)	1,510.9
Less: Net (loss) income attributable to non-controlling interests	(.3)	—	1.9	—	1.6
Net income (loss) attributable to Aetna	$1,480.5	$94.9	$8.1	$(74.2)	$1,509.3

Aetna/21

Roll Forward of Health Care Costs Payable

	Six Months Ended
	June 30,
(Millions)	2016	2015
Health care costs payable, beginning of period	$6,305.7	$5,621.1
Less: reinsurance recoverables	4.1	5.8
Health care costs payable, beginning of period, net	6,301.6	5,615.3
Add: Components of incurred health care costs:
Current year	22,724.7	21,435.8
Prior years (a)	(709.4)	(699.0)
Total incurred health care costs (b)	22,015.3	20,736.8

Less: Claims paid
Current year	16,600.5	15,874.8
Prior years	4,840.8	4,501.4
Total claims paid	21,441.3	20,376.2

Health care costs payable, end of period, net	6,875.6	5,975.9
Add: premium deficiency reserve	64.5	—
Add: reinsurance recoverables	2.6	2.7
Health care costs payable, end of period	$6,942.7	$5,978.6

Health care costs payable:
Incurred but not reported claims	$6,415.5	$5,558.5
Other claims	527.2	420.1
Total health care costs payable	$6,942.7	$5,978.6

(a) Negative amounts reported for incurred health care costs related to prior years result from claims being settled for less than originally estimated.
(b) Total incurred health care costs exclude from the table above $65 million related to the premium deficiency reserve recorded during the second quarter of 2016 on Aetna's Individual Commercial products.

Health Care Reform's Reinsurance, Risk Adjustment and Risk Corridor (the “3Rs”) (c)
Net Receivable (Payable)
	At June 30, 2016			At December 31, 2015
(Millions)	Reinsurance	Risk Adjustment	Risk Corridor	Reinsurance	Risk Adjustment	Risk Corridor
Current	$263.4	$(627.9)	$(59.7)	$394.5	$(710.2)	$(8.1)
Long-term	45.3	(343.1)	—	—	—	—
Total net receivable (payable)	$308.7	$(971.0)	$(59.7)	$394.5	$(710.2)	$(8.1)

(c) Aetna participates in certain public health insurance exchanges established pursuant to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (as amended, collectively, “Health Care Reform” or the “ACA”). Under regulations established by the U.S. Department of Health and Human Services (“HHS”), HHS pays Aetna a portion of the premium and a portion of the health care costs for low-income individual Public Exchange members. In addition, HHS administers the 3Rs risk management programs.